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                                                                    Exhibit 21.1

                      LIST OF SUBSIDIARIES OF THE COMPANY

Subsidiary of the Company                     Jurisdiction of Organization
Tronomed, Inc.                                California
Tronomed Express, Inc.                        California
Graphic Controls Canada Ltd.                  Canada
Controle Graficos Ibericos, S.A.              Spain
Graphic Controls (Barbados) Ltd.              Barbados
Graphic Controls (Australia) Pty. Ltd.        Australia
Devon Industries, Inc.                        California